Exhibit 99.1

Contact:	Amedisys, Inc. Director of Investor Relations Kevin B. LeBlanc 225.292.2031 kleblanc@amedisys.com

AMEDISYS ANNOUNCES TECHNICAL INTEGRATION OF TLC IS COMPLETE

BATON ROUGE, Louisiana (September 15, 2008) – Amedisys, Inc. (Nasdaq: “AMED”, “Company”), one of America’s leading home health nursing companies, today announced that it has completed the conversion of all of the former Tender Loving Care (“TLC”) agencies to the Amedisys operating systems. Two TLC regional billing centers remain open temporarily, staffed with teams of accounts receivable collectors. The centers, which employ a total of 19 full time employees, are expected to remain open into October.

“We are very excited that the technical integration of TLC is complete and ahead of schedule,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “All revenue derived from TLC moving forward will be processed on the Amedisys systems. When making any acquisition there are three major integration risks: systems integration, financial reporting integration and cultural integration. With the last of the agencies having been converted we have mitigated the first two integration risks and are well into the cultural integration process.”

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com

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